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DCA PLUS ACCOUNT RIDER
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This Rider is  attached to and made a part of this  Contract as of the  Contract
Date.  Terms not  defined in this Rider  have the  meaning  given to them in the
Contract.   The  following  section  is  added  under  "Fixed  Account  Interest
Crediting."

DCA PLUS ACCOUNT.  The Owner may allocate all or part of any Purchase Payment to the DCA Plus Account.  The DCA Plus Account is part of SBL's Fixed Account.  The rate of Current Interest declared by SBL for the DCA Plus Account shall be fixed for the  [six-month]  [12-month]  period that begins as of the Valuation  Date a
Purchase Payment is applied to the DCA Plus Account (the "DCA Plus Period"). SBL will  transfer  all  Contract  Value  allocated  to the DCA Plus  Account to the
Subaccounts  on a monthly  basis  over the DCA Plus  Period.  The amount of each monthly  transfer is found by dividing  Contract Value allocated to the DCA Plus
Account  by the  number of months  remaining  in the DCA Plus  Period.  SBL will effect each  transfer on the  monthly  anniversary  of the start date of the DCA
Plus Period.  The Owner shall specify the  allocation  of such  transfers to the
Subaccounts. SBL may declare a rate of Current Interest for the DCA Plus Account that differs from the rate declared for the Fixed Account. Transfers of Contract
Value to the DCA Plus Account are not permitted.

SECURITY BENEFIT LIFE INSURANCE COMPANY

ROGER K. VIOLA

Roger K. Viola
Secretary

V6080 (4-01)